Exhibit 5.1

150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200
July 15, 2014
AmSurg Corp.
20 Burton Hills Boulevard
Nashville, Tennessee 37215

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to AmSurg Corp., a Tennessee corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2014, relating to 2,091,599 shares of the Company’s common stock, no par value (the “Shares”), to be issued from time to time pursuant to the AmSurg Corp. 2014 Equity and Incentive Plan (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to this opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that (a) the Shares will be issued in accordance with the terms of the Plan, and (b) the full consideration for each Share will be received by the Company and will not be less than par value for each Share.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the laws of the State of Tennessee, and we render no opinion with respect to the laws of any other jurisdiction.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Bass, Berry & Sims PLC